UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

TAX-FREE FIXED INCOME FUND IV FOR PUERTO RICO RESIDENTS, INC.

(Name of Registrant as Specified In Its Charter)

Ocean Capital LLC
William Heath Hawk

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ocean Capital LLC (“Ocean Capital”) intends to nominate director candidates to stand for election to the board of directors of Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (the “Fund”) and submit business proposals for consideration by the Fund’s stockholders at the Fund’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”).

Additionally, on February 16, 2024, Ocean Capital sent a letter to the Fund containing a stockholder proposal under Rule 14a-8 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) for presentation to the Fund’s stockholders at the 2024 Annual Meeting, to terminate the investment advisory and management agreement with its current advisor, UBS Asset Managers of Puerto Rico (the “Proposal Letter”). The foregoing summary of the Proposal Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Proposal Letter, a copy of which is attached hereto as Exhibit A.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

To the Shareholders of Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (with respect to the 2024 Annual Meeting):

Ocean Capital and William Heath Hawk (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of BLUE proxy card to be used in connection with the solicitation of proxies from the stockholders of the Fund with respect to the 2024 Annual Meeting. All stockholders of the Fund are advised to read the definitive proxy statement, any amendments or supplements thereto and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. The definitive proxy statement and accompanying BLUE proxy card will be furnished to some or all of the Fund’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov.

Certain Information Regarding the Participants

In accordance with Rule 14a-12(a)(1)(i) under the Exchange Act, the Participants in the proxy solicitation are Ocean Capital and Mr. Hawk. As of the date hereof, Ocean Capital beneficially owns 1,477,576 shares of common stock, $0.01 par value per share of the Fund (“Common Stock”). As of the date hereof, Mr. Hawk beneficially owns 1,481,041 shares of Common Stock.

Exhibit A

OCEAN CAPITAL LLC

GAM Tower, 2 Tabonuco Street, Suite 200

Guaynabo, Puerto Rico 00968

February 15, 2024

VIA OVERNIGHT DELIVERY AND ELECTRONIC MAIL

Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc.

American International Plaza – Tenth Floor

250 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

Attn:	Liana Loyola, Secretary

Re:	Shareholder Proposal for the 2024 Annual Meeting

Ms. Loyola:

I am writing to you on behalf of Ocean Capital LLC (“Ocean Capital”, or “we” or “us”), a significant shareholder of Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (the “Fund”). We are respectfully submitting this proposal consistent with, and as permitted by, Securities and Exchange Commission Rule 14a-8 (“Rule 14a-8”), promulgated under Section 14(a) of the Securities Exchange Act of 1934, as amended, in support of proper corporate governance of the Fund. We believe that the Fund has significantly underperformed in recent years and that to improve its performance, the Fund should, among other things, terminate its current advisory agreement with its investment advisor, UBS Asset Managers of Puerto Rico, and initiate a bidding process to negotiate a new, more suitable investment advisory agreement.

In accordance with Rule 14a-8, we are submitting the attached shareholder proposal, Terminate UBS Agreement (the “Investment Advisory Proposal”), to be included in the Fund’s proxy statement for the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) and for a vote by shareholders at such meeting.

All applicable Rule 14a-8 requirements have been, and will continue to be, met by Ocean Capital, including the continuous ownership of the required stock value for the prescribed period of time until after the date of the 2024 Annual Meeting and presentation of the proposal at the 2024 Annual Meeting. As of the close of business on February 15, 2024, Ocean Capital beneficially owned, and has beneficially owned continuously for at least one year, shares of common stock in the Fund worth at least $25,000 in market value, and each share is entitled to vote on the proposal. Ocean Capital will maintain ownership of the required amount of securities, determined in accordance with Rule 14a-8, through the date of the 2024 Annual Meeting for which this proposal is submitted. Pursuant to Rule 14a-8(b)(2)(ii)(A), proof of Ocean Capital’s ownership is attached hereto as Exhibit A.

I will attend the 2024 Annual Meeting in my capacity as the managing member of Ocean Capital to move the resolution, pursuant to Rule 14a-8(h). The submitted format, with the shareholder-supplied emphasis, is intended to be used for definitive proxy publication.

Ocean Capital welcomes the opportunity to discuss the Investment Advisory Proposal with the Fund. We are available to meet with the Fund in person or via teleconference on March 5, 2024, March 6, 2024, or March 7, 2024 at any time between 9:00 a.m. and 5:30 p.m. Atlantic Standard Time. To schedule a meeting, we can be reached at [personal information redacted] or by email at the address below.

We believe that providing the Fund’s shareholders with an opportunity to vote on this proposal will support (i) proper corporate governance, (ii) board accountability to shareholders and (iii) the long-term performance of the Fund. Please promptly acknowledge receipt and acceptance of the Investment Advisory Proposal by email to [personal information redacted].

Regards,

OCEAN CAPITAL LLC

By:	/s/ W. Heath Hawk
Name:	W. Heath Hawk
Title:	Managing Member

Enclosures

cc:	Harold Vicente-Colón, Vicente & Cuebas
Lawrence S. Elbaum, Vinson & Elkins L.L.P.
C. Patrick Gadson, Vinson & Elkins L.L.P.

[Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc.

Rule 14a-8 Shareholder Proposal, submitted by Ocean Capital LLC on February 15, 2024]

[This line and any line above it is not for publication.]

Proposal [1]: Terminate UBS Agreement

RESOLVED, that the Amended and Restated Investment Advisory Agreement (the “Agreement”) between Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (the “Fund”) and UBS Asset Managers of Puerto Rico (“UBS”), a division of UBS Trust Company of Puerto Rico, dated May 12, 2021 (the “UBS Agreement”), shall be terminated by the Fund, pursuant to Section 11 of the Agreement and the right of shareholders as embodied in Section 15(a)(3) of the Investment Company Act of 1940 and as required to be included in such agreements, with such termination to be effective no more than sixty days following the date hereof.

The Fund has consistently incurred significant losses and failed to maximize shareholder value. As reported in the Fund’s public filings, during the period between April 1, 2023, and September 30, 2023, the Fund’s performance based on net asset value (“NAV”) declined by more than 5%.1 As of September 30, 2023, the Fund’s stock traded at a 55.5% discount to its NAV.2 This represents a significantly larger discount than that of the closed-end fund market as a whole, which was, on average, only trading at a 9.7% discount as of September 29, 2023.3

We believe that, given the Fund’s track record of failure to maximize shareholder value, termination of the UBS Agreement would allow the Fund to initiate a competitive, open process to secure a new, more suitable investment advisory agreement, with an advisor that can strengthen the Fund’s performance through lower fees, new perspectives and a revamped investment strategy. Further, shareholder support of this proposal could encourage the Fund to take other actions that may lead to a significant increase in the value of the Fund’s shares, directly benefiting its shareholders.

We believe our interests are aligned with other shareholders of the Fund, as our intent with this proposal is to maximize value for all shareholders, not to cause a liquidation of the Fund. While termination of the UBS Agreement could result in some near-term disruptions and costs associated with securing a new investment advisor relationship, we believe that over the longer term, ending this underperforming arrangement will serve all shareholders. If a new advisory agreement is not entered into, the Fund could become internally managed on an interim or permanent basis.4 Despite some near-term disruption risks, we believe beginning the process of replacing the UBS Agreement will facilitate the selection of an investment advisor that is able to bring a fresh perspective and advise the Fund on terms more favorable to the Fund. Accordingly, should Proposal [1] pass, we believe that the Fund can and should mitigate any near-term disruptions and cost by immediately beginning the process of soliciting potential replacement advisors.

Please vote “FOR” Proposal [1]: Terminate UBS Agreement.

[The above line – Is for publication. Please assign the correct proposal number in the three places.]

[1]	Semi-Annual Certified Shareholder Report, filed December 7, 2023.
[2]	Semi-Annual Certified Shareholder Report, filed December 7, 2023.
[3]	See the U.S. Closed-End Funds Summary of Average Premium and Discount Report as of December 22, 2023, available at https://www.cefa.com/sitefiles/live/docs/reports/premium-discounts/PD20231222.pdf.
[4]	1940 Act, Section 270.15a-4.

Notes:

Ocean Capital LLC, GAM Tower, 2 Tabonuco Street, Suite 200, Guaynabo, Puerto Rico 00968, sponsored this proposal.

Proposal [1] – Means [1] is the placeholder for the Fund to assign the number in the proxy statement.

This proposal is believed to conform with Staff Legal Bulletin No. 14B (CF), September 15, 2004 including the following excerpt (emphasis added):

... going forward, we believe that it would not be appropriate for companies to exclude supporting statement language and/or an entire proposal in reliance on rule 14a-8(i)(3) in the following circumstances:

●	the company objects to factual assertions because they are not supported;

●	the company objects to factual assertions that, while not materially false or misleading, may be disputed or countered;

●	the company objects to factual assertions because those assertions may be interpreted by shareholders in a manner that is unfavorable to the company, its directors, or its officers; and/or

●	the company objects to statements because they represent the opinion of the shareholder proponent or a referenced source, but the statements are not identified specifically as such.

We believe that it is appropriate under Rule 14a-8 for companies to address these objections in their statements of opposition.

See also: Sun Microsystems, Inc. (July 21, 2005).

Please note that the title of the proposal is part of the proposal. In the interest of clarity and to avoid confusion, the title of this and each other ballot item is requested to be consistent throughout all the proxy materials.

This proposal is not intended to be more than 500 words. Should it exceed 500 words after notification to the proponent then the words that exceed 500 words shall be taken out of the proposal starting with the last full sentence of the proposal and moving upwards as needed to omit full sentences.

Please do not insert any management words between the top line of the proposal and the concluding line of the proposal.

Exhibit A

Proof of Ocean Capital’s Ownership

[Redacted.]